2400 North Commerce Pkwy Ste 105
Weston, FL 33326
TEL: (954) 888-9779
FAX: (888) 693-0961

July 15, 2008

STRICTLY PRIVATE & CONFIDENTIAL

Home Preview Channel
Trademark of Data TV Networks
505 N. LaSalle Street
Suite 500
Chicago, IL 60610
VIA EMAIL

RE: Purchase of all Shares of Home Preview Channel

Dear Sir:

This agreement (the “Agreement”) outlines the terms and conditions for the purchase by Nexttrip.com, Inc. (“Nexttrip”) of all of the issued and outstanding shares (the “Purchased Shares”) of The Home Preview Channel (“Home Preview”) from the shareholders of Home Preview. All shares purchased will be free and clear of any and all liens, encumbrances, charges, security interests and claims of others.

If this Agreement is not executed and delivered by each of Nexttrip and the shareholders of Home Preview (the “Parties”) by no later than 6:00 p.m., Eastern Standard time, on July 18th, 2008, or such later date as the parties may mutually agree to then this Agreement will be null and void and of no further force and effect and each of Nexttrip and Home Preview will be released from all obligations hereunder except for those obligations set forth in Section 11 hereof.

The Parties intend that the execution and delivery of the Agreement will bind the parties to carry out their obligations and complete the closing (the “Closing”) of the transactions contemplated therein (the “Transaction”) save and except for the parties failing to meet conditions of the agreement under Section 6. The Closing date will be set within 5 business days of Nexttrip receiving regulatory approvals for completion of its merger into its OTC BB Company. Such approvals are anticipated on or before September 15, 2008.

The Agreement

1.
Payment. Nexttrip will issue on the Closing Date One Million (1,000,000) shares of its common stock to the Home Preview’s shareholders in denominations as defined in Schedule “A” in exchange for all the issued and outstanding shares of Home Preview’s stock. The Nexttrip common shares will be deemed to have a value of $3 million.

2.
Employment Agreements. Home Preview warrants there are no unfunded payroll or payroll taxes with any employees that have to be assumed by Nexttrip. One employment agreement, with Andrew Oleszczuk, will be terminated at closing.

3.
Advances. Upon signing of this agreement by both Parties,  Nexttrip will immediately advance fifty thousand dollars (US$50,000) to Home Preview and will advance an additional fifty thousand dollars (US$50,000), by July 31, 2008. These funds will be used to cover critical expenses, as outlined in Schedule “B”, in order to keep the operations running prior to the Closing.

4.
Provisions of the Agreement. The Agreement will contain the following covenants, representations and warranties to be made by Home Preview shareholders with respect to the Transaction, Home Preview, and its business, property and assets (the “Business”).

i) The major Home Preview shareholders (Megunticook, KB Partners and OCA Ventures) agree to a non-solicitation of Home Preview employees, for any business venture similar to Home Preview. For greater certainty and without limitation, the Agreement will provide that the survival period of the non-solicitation will be for a one year term following the Closing;

(ii) The Parties acknowledge that Nexttrip has had limited time to complete due diligence on Home Preview and is relying on the documentation, covenants and representations supplied by Home Preview. As such the shareholders, to the best of their knowledge, represent that the documentation provided to Nexttrip does not knowingly contain any untrue statement of a material fact.

(iii) The Home Preview shareholders, to the best of their knowledge, have not withheld any material facts that should reasonably be disclosed to Nexttrip relating to the purchase of Home Preview’s shares of common stock, and/or the Home Preview Business.

5.
Indemnification. The Agreement will also provide that each of the Companies covenants and agrees to indemnify the other from and against any and all damages, losses, costs, and expenses the other may suffer or incur as a result of, in respect of, or arising out of; (a) any breach of any representation or warranty made by either of the Companies in the Agreement (i) any incorrectness or breach of any covenant, representation or warranty of Home Preview contained in the Agreement; and (ii) any obligations by Home Preview to make severance payments.

6.	Conditions to the Agreement and Completion of the Transaction

The Agreement and the execution, delivery and completion thereof as well as the completion of the Transaction will be conditional upon the following, for the sole and exclusive benefit of Nexttrip:

(a) Approvals. Nexttrip will have received all approvals from all required regulatory bodies to allow for the issuance of the 1,000,000 common shares to the Home Preview shareholders, including without limitation, the approval of the SEC, if required.

(b) Legal Opinion. On Closing, Nexttrip will receive a legal opinion from Home Preview’s counsel containing opinions and provisions customary in transactions of this nature.

(c) Charter Agreement: The Closing is further conditional upon Nexttrip evidencing that Home Preview has maintained its Program Distribution agreements for the Comcast systems in Baltimore/Washington; Houston and Pittsburgh.

7.
The Agreement and the execution, delivery and completion thereof as well as the completion of the Transaction will be conditional upon the following, for the sole and exclusive benefit of Home Preview:

(a) Legal Opinion. On Closing, Home Preview will receive a legal opinion from Nexttrip’ counsel, containing opinions and provisions customary in transactions of this nature.

(b) No Material Change, etc. There will be no material adverse financial change in the condition of Nexttrip and its subsidiaries from the information provided.

If any of the foregoing conditions are not fulfilled or extended by mutual consent before the Closing Date, this Agreement will be null and void and of no further force or effect and each of the Companies will be released from all obligations hereunder except for those obligations set forth in Section 11 hereof.

Miscellaneous

8.	Fees.

(a) Each of Nexttrip and Home Preview is responsible for its own respective legal expenses in connection with this Agreement, except Nexttrip will advance Home Preview up to $20,000 for Home Preview’s legal fees for this transaction.

(b) Home Preview will order an audit of its books and records consistent with General Accepted Accounting Principles for year end 2007 and year to date 2008. Home Preview will utilize its current auditor, Bansley & Keiner, to complete this audit. Nexttrip will pay the professional fees associated with this audit.

9.
Exclusivity. Until the completion of the Transaction none of the Parties, will directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with any person or entity concerning or entertain any offers with respect to any merger, tender offer, sale of any material assets, sale of shares of capital stock or similar transaction involving Home Preview or for the amalgamation or combination of the business of Home Preview and Home Preview will immediately notify Nexttrip of any solicitations, offers or other communications written or oral or otherwise, received from any third party within the context of this Section 9.

10.
Hindrance of the Transaction. If any person seeks to prevent, delay, or hinder implementation of the Transaction or seeks to invalidate all or any portion of this Agreement , each of the Companies will vigorously and diligently resist such proceedings and not consent to any order that would have such effect.

11.	Confidentiality.

(a) Except as and to the extent required by law, Nexttrip may not disclose or use, and will direct its representatives not to disclose or use to the detriment of the Home Preview any Confidential Information (as defined below) with respect to Home Preview, or their respective representatives at any time or in any manner other than in connection with its evaluation of the Transaction.

(b) For purposes of this Section, Confidential Information means any information about Home Preview stamped “confidential” or identified in writing as such to Nexttrip by Home Preview promptly following its disclosure, unless (i) the information is already known to Nexttrip or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of Nexttrip or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required to finalize the Agreement, or (c) the furnishing or use of the information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of the Home Preview, Nexttrip will promptly return to Home Preview or destroy any Confidential Information in its possession and certify in writing to Home Preview that it has done so.

12.	Time. Time is of the essence.

13.	Laws. The provisions of this Agreement will be governed by the laws of the State of Florida without regard to its conflicts of law provisions.

14.
Enurement. The provisions of this Agreement will enure to the benefit and be binding upon each of the undersigned and their respective heirs, executors, administrators, legal representatives, successors and assigns, provided that no party hereto will have the right to assign this Agreement to any third party except that Nexttrip will have the right to direct that the Advances be made by a wholly-owned subsidiary.

15.	Amendment. This Agreement may only be amended or modified by written instrument executed by each of the Parties.

16.
Counterparts. This Agreement may be executed in two or more counterparts, by original or telefacsimile signature and each such counterpart when taken together will constitute one and the same Agreement.

This Agreement will be open for acceptance by you until 6:00 p.m. (Eastern Standard Time) on July 18, 2008, failing which this Agreement will be null and void and of no force or effect.

Please sign and return one copy to us within the time set forth above, to serve as confirmation of your acceptance of the agreement hereto.

Yours truly,

NEXTTRIP INC.

PER: /s/ Bill Kerby
Bill Kerby, Chief Executive Officer

AGREED TO AND ACCEPTED THIS 17th DAY OF July 2008.

On behalf of Home Preview Channel I have the authority to bind the Organization

PER: /s/ Andrew J. Oleszczuk  WITNESS: /s/ Marcus Miller
Title: Chief Executive Officer and Chairman